Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-110560
Discover Bank has filed a registration statement (including a prospectus) (Registration No.
333-110560) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Discover Bank has filed with the SEC for complete information about Discover Bank, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free
1-866-718-1649.
Discover® Card Master Trust I, Series 2006-1
Subseries 1
$750,000,000 Floating Rate Class A Credit Card Pass-Through Certificates
$39,474,000 Floating Rate Class B Credit Card Pass-Through Certificates
Subseries 2
$750,000,000 Floating Rate Class A Credit Card Pass-Through Certificates
$39,474,000 Floating Rate Class B Credit Card Pass-Through Certificates
Discover Card Master Trust I
Issuing Entity
Discover Bank
Master Servicer, Servicer, Seller and
Sponsor/Depositor

     The table below replaces in its entirety the table set forth on the cover of the prospectus supplement of Discover Card Master Trust I for Series 2006-1, dated February 22, 2006, filed pursuant to Rule 424(b)(5) on February 24, 2006 and filed as Exhibit 99.1 to Form 8-K on February 24, 2006.

		Underwriting Discounts	Proceeds to
	Price to Public	and Commissions	Discover Bank
Class A, Subseries 1	100%	0.175%	$748,687,500
Class B, Subseries 1	100%	0.200%	$39,395,052
Class A, Subseries 2	100%	0.225%	$748,312,500
Class B, Subseries 2	100%	0.250%	$39,375,315
February 27, 2006